EXHIBIT 99.1

[BRIDGE CAPITAL LOGO GOES HERE]

                                        FOR IMMEDIATE RELEASE:  FEBRUARY 8, 2007

                                 PRESS RELEASE

                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                  FOR QUARTER AND YEAR ENDED DECEMBER 31, 2006

                     NET INCOME REACHES RECORD $8.6 MILLION
                         EARNINGS PER SHARE INCREASE 49%
                          RETURN ON EQUITY EXCEEDS 19%


     SAN JOSE, CA - FEBRUARY 8, 2007 -- Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the Nation, today announced financial results for the fourth quarter and year ended December 31, 2006.
     The Company reported net income of $2.4 million, or $0.35 per diluted share, for the three months ended December 31, 2006. The fourth quarter result compared to net income of $1.9 million, or $0.28 per diluted share, in the same period one year ago, representing a 25% increase in earnings per share.
     Net income for the year ended December 31, 2006 was $8.6 million, or $1.27 per diluted share, compared to $5.7 million, or $0.85 per diluted share, for 2005, representing a 49% increase in earnings per share.
     "We are  very  pleased  with  our  accomplishments  in  2006.  We  achieved outstanding operating results while continuing to grow the business at a significant rate," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "Bridge Bank will continue to focus on growing its base of business clients by delivering superior financial solutions through leveraging recent investments in our experienced business bankers, leading edge cash management products, and outstanding client service."
     For the quarter ended December 31, 2006, the Company's return on average assets and return on average equity were 1.39% and 19.41%, respectively. The
Company's return on average assets and return on average equity for the year ended December 31, 2006, were 1.42% and 19.34%, respectively.
     "The year just ended has been an outstanding success thanks to the clients we serve and our very professional staff of quality bankers. Our on-going investment in infrastructure has enabled us to achieve these record-breaking results," stated Allan
     C. Kramer, M.D., Chairman of Bridge Capital Holdings. Bridge Capital Holdings reported total assets at December 31, 2006 of $722.0 million, compared to $536.5 million on the same date one year ago. The increase in total assets represented growth of $185.5 million, or 35%, compared to December 31, 2005.
     The Company's total deposits were $645.0 million as of December 31, 2006, compared to total deposits of $468.2 million as of December 31, 2005. The increase in deposits represented growth of $176.8 million, or 38%, compared to December 31, 2005.
     The Company reported total loans outstanding at December 31, 2006 of $540.8 million, which represented an increase of $100.8 million, or 23%, over $440.0 million for the same date one year earlier.
     Earnings growth was driven primarily by growth in net interest income. Net interest income of $10.8 million for the quarter ended December 31, 2006 represented an increase of approximately $2.4 million, or 29%, over $8.4 million reported for the same quarter one year earlier primarily attributed to growth in average earning assets of $158.4 million, or 33%, compared to the same quarter in 2005. The Company's loan-to-deposit ratio, a measure of leverage, averaged 84% during the quarter ended December 31, 2006, which compared to an average of 86% for the same quarter of 2005.
     For the year ended December 31, 2006, net interest income of $38.7 million represented growth of $11.2 million, or 41%, over $27.5 million in 2005, primarily attributed to growth in average earning assets, increases in short-term interest rates, and improved balance sheet leverage. Average earning assets of $563.0 million for the year ended December 31, 2006 represented growth of $137.5 million, or 32%, over 2005. The Company's average loan to deposit ratio was 87% in 2006 compared to 86% in 2005.
     Increases in short-term interest rates also contributed to growth in net interest income since the interest rate earned on a majority of the Company's loan portfolio adjusts with the prime rate. As such, the nature of the Company's balance sheet is that, over time, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities as short-term interest rates change. The Company's prime rate averaged 8.25% in the quarter ended December 31, 2006 compared to 6.97% in the same quarter one year earlier. For the year ended December 31, 2006 the Company's prime rate averaged 7.96% compared to 6.17% in 2005.
     The Company's net interest margin for the quarter ended December 31, 2006 was 6.77% declining from 7.00% in the same period one year earlier as a result of growth in the volume of average interest bearing liabilities and decreased balance sheet leverage. For the year ended December 31, 2006 the net interest margin was 6.87%, up from 6.46% in 2005, primarily as a result of increases in the prime rate during the year and a shift in the mix of loans toward higher yielding product lines.
     The Company's non-interest income for the quarter ended December 31, 2006 was $877,000, compared to $1.3 million for the same period one year ago. For the year ended December 31, 2006 non-interest income was $3.8 million, compared to $4.2 million for 2005. Non-interest income is primarily comprised of gains realized on sales of SBA loans. The cyclical impact of increased competition from commercial mortgage lenders together with the inversion of the yield curve resulted in a lower volume of SBA loan sales in 2006 when compared to 2005. For the year ended December 31, 2006, gross revenue from sales of SBA loans decreased $1.5 million compared to 2005. Partially offsetting this decrease were increases in deposit service charges and foreign exchange revenue.
     Taken together, net interest income and non-interest income comprise total revenue of $11.7 million for the three months ended December 31, 2006 compared to $9.7 million for the same period one year earlier, representing an increase of $2.0 million, or 21%. For the year ended December 31, 2006, total revenue of $42.5 million represented an increase of $10.8 million, or 34%, over $31.7 million for 2005.
     The Company provided $600,000 to the allowance for loan losses for each of the three months ended December 31, 2006 and 2005. In the year ended December 31, 2006, the Company provided $1.4 million to the allowance for loan losses compared to $2.2 million provided in 2005. Gross non-performing assets were 0.08% of gross loans at December 31, 2006, compared to 0.53% on the same date one year earlier. The allowance represented 1.36% of gross loans at December 31, 2006 compared to 1.35% at December 31, 2005.
     Non-interest expenses of $7.2 million for the quarter ended December 31, 2006 represented an increase of $1.3 million, or 22%, compared to $5.9 million in the same quarter of 2005. The Company's efficiency ratio, the ratio of non-interest expenses to revenues, was 62% for the quarter ended December 31, 2006 compared to 61% in the same quarter one year earlier. For the year ended December 31, 2006, operating expenses of $27.3 million represented an increase of $7.3 million, or 37%, compared to $20.0 million for the year ended December 31, 2005. The Company's efficiency ratio was 64% for the year ended December 31, 2006 compared to 63% for 2005.
     "We are very pleased with the Company's  performance  in 2006," said Thomas
A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. "This performance reflects the diversity in our business lines and solid execution by our bankers in the face of a persistently competitive deposit market and an inverted yield curve."
     At December 31, 2006, shareholders' equity of the Company was $49.1 million, up from $39.7 million for the same date one year earlier. As a result, the Company's total risk-based capital ratio was 11.7%, substantially above the regulatory standard of 10.0% for "well-capitalized" institutions.

ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at WWW.BRIDGECAPITALHOLDINGS.COM.

ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Santa Clara County's full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Orange County,
Reston, VA, and Dallas, TX business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at WWW.BRIDGEBANK.COM.



                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING'S ANNUAL REPORTS ON FORMS 10-K AND QUARTERLY REPORTS ON FORMS 10-Q ON FILE WITH THE SEC.



                             BRIDGE CAPITAL HOLDINGS
                               FINANCIAL RESULTS
                    QUARTER AND YEAR ENDED DECEMBER 31, 2006

                                                     THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                         ________________________________________    ________________________________________
                                                                      % INCREASE                                  % INCREASE
                                         12/31/2006     12/31/2005     (DECREASE)    12/31/2006     12/31/2005     (DECREASE)
                                         __________     __________    ___________    __________     __________    ___________
OPERATING RESULTS:

      Interest income                       $ 15,226       $ 10,415        46.2%        $ 52,962       $ 34,118      55.2%
      Interest expense                         4,425          2,041       116.8%          14,271          6,615     115.7%
                                              ------         ------                      -------         ------
         Net interest income                  10,801          8,374        29.0%          38,691         27,503      40.7%

      Provision for loan losses                  600            600         0.0%           1,372          2,162     -36.5%

      Noninterest income                         877          1,283       -31.6%           3,837          4,197      -8.6%
      Noninterest expense                      7,245          5,901        22.8%          27,279         19,981      36.5%
                                              ------         ------                      -------        -------
         Income before tax                     3,833          3,156        21.5%          13,877          9,557      45.2%

      Prov for Income Taxes                    1,457          1,272                        5,243          3,832
                                              ------         ------                       ------         ------
      Net income                             $ 2,376        $ 1,884        26.1%         $ 8,634        $ 5,725      50.8%
                                             =======        =======                      =======        =======
      Per share:
         Basic                                $ 0.38         $ 0.31        20.0%          $ 1.38         $ 0.93      48.2%
                                             =======        =======                      =======        =======
         Diluted                              $ 0.35         $ 0.28        24.5%          $ 1.27         $ 0.85      48.9%
                                             =======        =======                      =======        =======

      RATIOS:
      ROAA                                      1.39%          1.44%                        1.42%          1.23%
      ROAE                                     19.41%         19.36%                       19.34%         15.90%
      Net interest margin                       6.77%          7.00%                        6.87%          6.46%
      Efficiency                               62.04%         61.11%                       64.14%         63.03%
      ALLL/gross loans                          1.36%          1.35%
      NPA/gross loans                           0.08%          0.53%
      Risk-based capital                       11.74%         11.58%
      Average loans/deposits                   83.51%         86.27%                       87.12%         86.12%
      Shares outstanding (000's)               6,319          6,228
      Book value per share                    $ 7.77         $ 6.38

BALANCE SHEET
                                         12/31/2006     12/31/2005
                                         __________     __________
      END OF PERIOD
      Assets                               $ 721,979      $ 536,520        34.6%
      Deposits                               644,987        468,158        37.8%
      Gross loans                            540,780        439,998        22.9%
      Allowance for loan losses                7,329          5,936        23.5%
      Shareholders' equity                    49,094         39,714        23.6%

      AVERAGE-QTR
      Assets                               $ 677,892      $ 519,256        30.6%
      Earning assets                         633,295        474,889        33.4%
      Deposits                               603,558        462,514        30.5%
      Gross loans                            504,030        399,011        26.3%
      Allowance for loan losses                6,909          5,488        25.9%
      Shareholders' equity                    48,559         38,602        25.8%
